AMENDMENT NUMBER 2


                                       TO


                                    FORM N-8A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:     TSC UITS

     Address of Principal Business Office (No. & Street, City, State Zip Code):

               TSC UITS
               C/O TSC DISTRIBUTORS, LLC
               10 HIGH STREET, SUITE 701
               BOSTON, MA 02110

     Telephone Number (including area code):  (888) 301-3838

     Name and address of agent for service of process:

               JEROME A. VAINISI
               C/O TSC DISTRIBUTORS, LLC
               10 HIGH STREET, SUITE 701
               BOSTON, MA 02110

     Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                          YES  [ ]            NO  [X]





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     Pursuant to the requirements of the Investment Company Act of 1940, the
Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and State of Massachusetts on the 30th day of December, 2015.


                                    TSC UITS

                                    By:  TSC DISTRIBUTORS, LLC,
                                         Depositor

                                    By       /s/ JEROME A. VAINISI
                                      -------------------------------------

                                    Name         Jerome A. Vainisi
                                        -----------------------------------

                                    Title     Chief Executive Officer
                                         ----------------------------------



ATTEST:

By    /s/ TRACEY M. VAINISI
  -----------------------------

Name      Tracey M. Vainisi
    ---------------------------








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